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                                      EXHIBIT 11

                               ACTIVE VOICE CORPORATION

                          COMPUTATION OF EARNINGS PER SHARE
                 (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)


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                                                 Three months ended           Six months ended
                                                     September 30,               September 30,
                                             -----------------------       ------------------------
                                                1997           1996           1997           1996
                                             ---------      ---------      ---------      ---------
PRIMARY
Average shares outstanding                   4,621,423      4,575,438      4,615,625      4,569,085
Net effect of dilutive stock options
  based on the treasury stock method
  using average market price                    60,824         44,516         44,412         54,949
                                             ---------      ---------      ---------      ---------

Total                                        4,682,247      4,619,954      4,660,037      4,624,034
                                             ---------      ---------      ---------      ---------
                                             ---------      ---------      ---------      ---------
Net income                                        $411           $912           $866         $1,683
                                             ---------      ---------      ---------      ---------
                                             ---------      ---------      ---------      ---------

Per share amount                                 $0.09          $0.20          $0.19          $0.36
                                             ---------      ---------      ---------      ---------
                                             ---------      ---------      ---------      ---------

FULLY DILUTED
Average shares outstanding                   4,621,423      4,575,438      4,615,625      4,569,085
Net effect of dilutive stock options
  based on the treasury stock method
  using the period end market price,
  if higher than average market price           78,293         44,519         53,576         54,974
                                             ---------      ---------      ---------      ---------

Total                                        4,699,716      4,619,957      4,669,201      4,624,059
                                             ---------      ---------      ---------      ---------
                                             ---------      ---------      ---------      ---------

Net income                                        $411           $912           $866         $1,683
                                             ---------      ---------      ---------      ---------
                                             ---------      ---------      ---------      ---------

Per share amount                                 $0.09          $0.20          $0.19          $0.36
                                             ---------      ---------      ---------      ---------
                                             ---------      ---------      ---------      ---------

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